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                                                                      EXHIBIT 99

RETRACTABLE TECHNOLOGIES BOLSTERS FINANCIAL POSITION THROUGH MAJOR BALANCE SHEET RESTRUCTURING

LITTLE ELM, Texas---July 11, 2002---In a move that significantly improves its financial position, Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today announced a major restructuring of its balance sheet through a series of debt to equity conversions.

This was accomplished largely through an agreement, effective June 21, 2002, between Retractable and Dallas-based Katie Petroleum, Inc., in which Katie Petroleum exchanged the $2.5 million balance of its working capital note for 625,000 shares of Retractable's Series V convertible preferred stock and $1.18 million of its outstanding real estate note for an additional 294,821 Series V shares. The agreement calls for Retractable to pay only the interest due on the remaining $250,000 of the real estate note until the note matures in February 2005. Retractable also granted Katie options to purchase 100,000 shares of common stock.

In addition, Retractable eliminated $1.5 million of accounts payable as of June 21, 2002, through the issuance of 375,000 Series V shares.

These transactions reduced Retractable's long-term debt by $3.68 million and increased stockholders' equity by more than $5 million, resulting in a dramatic improvement in key financial measures, notably its debt-to-equity ratio. These and other details on the restructuring are contained in a Form 8-K filed with the Securities and Exchange Commission.

Thomas J. Shaw, president and CEO, said, "This restructuring represents an important step in bolstering our financial position and moving us closer to profitability." Shaw added: "We at Retractable greatly appreciate the faith in our company, products and mission demonstrated by our good friend John `Jack' Jackson, president and CEO of Katie Petroleum."

Shaw also pointed out that the recapitalization represents the latest in a recent series of strategic initiatives aimed at making Retractable a global market share leader in safety needle devices. On June 24, the company announced a contract with Double Dove Co., Ltd., the leading syringe maker in the People's Republic of China, to produce its devices in China for worldwide distribution. Under the terms of that deal, Double Dove will supply VanishPoint(R) syringes to Retractable at an average unit cost of 8.5 cents, fully packaged, sterilized and ready for use by healthcare workers. Shortly thereafter, Retractable announced marketing agreements with three of Europe's most innovative medical supply firms to distribute VanishPoint(R) devices in the Benelux countries, Denmark and Sweden.

Retractable Technologies, Inc. manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand; the company's ability to access the market; the company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

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For more information on Retractable, visit our Web site at www.vanishpoint.com.


Investor Contact
Douglas W. Cowan
Chief Financial Officer
(888) 806-2626 or
(972) 294-1010
rtifinancial@vanishpoint.com

Media Contact
Phillip L. Zweig
Communications Director
(212) 490-0811
(214) 912-7415 (cell)
plzweig@aol.com